EXHIBIT 17.1

RESIGNATION

Board of Directors

INFANTLY AVAILABLE, INC.

100 Adriana Louise Drive, Woodbridge,

Ontario, Canada , L4H 1P7

Dear Sirs:

I, Danielle Joan Borrie, resign as the President, Treasurer, Chief Financial Officer and a Director of the Company, such resignations to be effective immediately.

Dated: April 28, 2014

/s/ Danielle Joan Borrie_

Danielle Joan Borrie